Exhibit 99.3

News Release

Rambus Cryptography Research Division Unveils

CryptoManager™ Secure Feature Management Platform

Revolutionizes IC manufacturing process through unprecedented remote secure key provisioning and SoC configuration

SUNNYVALE, Calif. - June 11, 2014 - Rambus Inc. (NASDAQ:RMBS) today announced the CryptoManager™ platform, a feature management solution developed by the Rambus Cryptography Research (CRI) division. The CryptoManager platform consists of both a Security Engine and an Infrastructure suite that can dramatically improve efficiency and security during the manufacturing process. As lead customer, Qualcomm (see related release also issued today) is integrating the CryptoManager Security Engine into select SoCs and adopting the Infrastructure suite as part of its overall manufacturing process.

The CryptoManager Security Engine is a silicon core integrated into a SoC, providing a hardware root-of-trust for the secure provisioning, configuration, keying, and authentication of SoCs during chip and device manufacturing. The CryptoManager Infrastructure includes hardware appliances for securing in-factory operations and management systems for protecting the distribution of authorization and cryptographic keys throughout the chip manufacturing processes. In addition to helping address security needs for advanced mobile devices, the overall solution enables additional efficiencies, including dynamic provisioning for cost effective device personalization.

“SoC manufacturing is increasingly complicated and expensive. The ongoing demand for improved time-to-market and lack of visibility during the complicated manufacturing process restricts the ability to quickly respond to dynamic market conditions for new features,” said Paul Kocher, president and chief scientist for the Rambus Cryptography Research division. “The CryptoManager platform can dramatically change the chip manufacturing process by helping chip and handset makers tackle the security challenges of future mobile devices, allowing for a secure foundation for our connected lives.”

The CryptoManager platform was specifically designed to be easily integrated into any manufacturing facility. As part of the platform, the CryptoManager Security Engine addresses fundamental security needs such as the on-chip processes involved with the provisioning and management of cryptographic keys, debug modes, and chip capabilities. The CryptoManager Infrastructure provides a single UI across factory locations, real-time visibility into operations, and remote feature activation. As a result, chip and handset makers can meet device personalization demands, reduce operating costs and accelerate time-to-market - all while ensuring the security of secret keys and sensitive data.

For additional information on the CryptoManager platform or the Rambus CRI division, visit rambus.com.

Follow Rambus

Company website: www.rambus.com

Rambus blog: www.rambus.com/news-events/blog

Twitter: @rambusinc

LinkedIn: www.linkedin.com/company/rambus

Facebook: www.facebook.com/RambusInc

About Cryptography Research, Inc.

Cryptography Research, Inc. (CRI), a division of Rambus Inc., is a leader in semiconductor security research and development. Established by internationally renowned cryptographer Paul Kocher, CRI develops and licenses innovative technologies in areas including tamper resistance, content protection, anti-counterfeiting, network security, and financial services. Over seven billion security products are made each year under license from CRI. Security systems designed by CRI scientists and engineers protect hundreds of billions of dollars in commerce annually. Additional information is available at cryptography.com.

About Rambus

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customer’s products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit rambus.com.

###

Press contacts:

Rambus/CRI

Darah Roslyn or Sam Katzen

MSL for Rambus/CRI

(415) 512-0770

rambus@schwartzmsl.com